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                                                                    EXHIBIT 23.5


                   CONSENT OF HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.




To the Board of Directors of
  West Marine, Inc.

To the Board of Directors of
  E&B Marine Inc.


We consent to i) the attachment of our fairness opinion letter as an Annex to the Proxy Statement/Prospectus contained in this Registration Statement on Form S-4 for West Marine, Inc. and ii) use of our firm's name and description of our fairness opinion and analysis prepared in connection with West Marine, Inc.'s proposed merger with E&B Marine Inc., under the headings "Summary" and "The Merger" in the Proxy Statement/Prospectus which is part of this Registration Statement, and in E&B Marine Inc.'s letter to shareholders in this Registration Statement.

Very truly yours,



HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.